Exhibit 10.23

English Translation

LONG-TERM SALES CONTRACT

Contract No. XS120070059
Execution Place: Jiangning District, Nanjing
Execution Date: March 5, 2007

Seller: CEEG (Nanjing) PV-Tech Co., Ltd.	Buyer: CEEG Nanjing International Trade Co., Ltd.
Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 3F, Xinchen International Mansion, 26 Zhongshan Road, Nanjing
Postcode: 211100	Postcode: 225653
Legal representative: Lu Tingxiu	Legal representative:
Proxy: Chen Haiyan	Proxy: Lu Tinghua
Tel: 025-52766620	Tel: 83275391
Fax: 025-52766882	Fax: 83275373

The Buyer and the Seller agree to conduct transactions according to the terms and conditions stipulated below through friendly consultation:

1. Goods Description

Name	Specifications	Quantity	Unit	Wattage	Unit Price	Amount (incl. tax)
Mono-crystalline silicon cell 125*125	15% quality goods	60	Piece	241.86	RMB 28/W	RMB 6016.08
Total Amount (in word): Six thousand sixteen point zero eight
Remark: The price includes 17% value added tax.

2. Term and Time of Payment

The Buyer shall remit the 100% payment to the bank account as designated by the Seller within one week after the effectiveness of the Contract. (The Seller does not accept other settlement meanings)

Merchant Bank, Jiangning Sub-Branch: 078002380175610001

3. Packing Requirement

The cells shall be packed in cartons that are suitable for highway transportation to satisfy the requirements for long distance transportation for a long time.

4. Place and Term of Delivery

4.1 Place of Delivery: the Seller’s warehouse.

4.2 Should the Buyer ask the Seller to make delivery on its behalf, the Buyer shall remit the freight and premium of insurance to the bank account designated by the Seller. The risk of transportation shall be covered by the Buyer.

4.3 The Seller shall deliver the goods within 7 days upon receipt of 100% of the price value paid by the Buyer.

4.4 The Seller shall provide to the Buyer VAT invoice within 15 days after receipt of each installment of payment.

5. Quality Requirement and Technology Standard: refer to the Appendix 1.

6. Inspections and Claims

The Buyer shall inspect the goods within 7 days after delivery in accordance with the criteria specified herein. Any quality claims shall be issued by Buyer in writing in 3 days upon detection, and shall be inspected by a third party agreed upon by both parties. If the Buyer fails to raise a claim within 10 days after delivery, the Seller’s products shall be deemed as qualified.

7. Transfer of Contract

Neither party may, unless upon written consent of the other party, transfer all or part of rights or obligations to the third party.

8. Confidentiality

The Parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

9. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

10. Integrity Assurance

It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

11. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, the parties agree that the dispute shall be submitted to the People’s Court of jurisdiction in the place of Seller. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

12. Effectiveness and Miscellaneous

12.1 This Contract shall come into effect upon signatures and seals by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

12.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two; each party shall send the original copy to the other party within 3 working days upon execution. The copy delivered through telefax shall be as valid as the original.

12.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

12.4 Should any discrepancy between this Contract and the Appendix 1 (standards details), this Contract shall prevail.

The Seller: CEEG (Nanjing) PV-Tech Co., Ltd.(Seal)	The Buyer: CEEG Nanjing International Trade Co., Ltd. (Seal)

Entrusted Representative:	Entrusted Representative:	/s/
Execution Date:	Execution Date:

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